Exhibit (99.3)

ISSN 1718-8369

Volume 3, number 1	July 11, 2008

AS AT APRIL 30, 2008

Budgetary balance

☐            The monthly report as at April 30, 2008, reflects the results of the first month of fiscal year 2008-2009.

☐            Consistent with the historical trend, the budgetary balance as at April 30, 2008 shows expenditure exceeding revenue.

—          An $898-million gap in April 2008 reflects the fact that early in the year:

–                 tax revenues are proportionately lower, in particular because of the payment of the tax credit for child support;

–                 program spending is made more quickly because of the allocation details of certain grants.

The monthly gap will gradually narrow over the coming months.

—           In addition, as mentioned in the 2008-2009 budget, the budget will be balanced using $1.4 billion from the budgetary reserve, i.e. a portion of the amounts accumulated as at March 31, 2008.

	April			March 2008 Budget
					Growth
	2007-2008 [1]	2008-2009	Changes	2008-2009%

BUDGETARY REVENUE
Own-source revenue	3 790	3 651	- 139	48 917	- 0.8
Federal transfers	1 107	1 161	54	14 063	3.2
Total	4 897	4 812	- 85	62 980	0.1
BUDGETARY EXPENDITURE
Program spending	- 5 033	- 5 278	- 245	- 56 948	4.2
Debt service	- 546	- 539	7	- 6 907	- 1.4
Total	- 5 579	- 5 817	- 238	- 63 855	3.6
NET RESULTS OF CONSOLIDATED ENTITIES [2]	127	162	35	447	—
Contingency reserve	—	—	—	- 200	—
SURPLUS (DEFICIT) FOR THE PURPOSES OF
THE PUBLIC ACCOUNTS	- 555	- 843	- 288	- 628	—
Deposit of dedicated revenues in the Generations Fund	- 33	- 55	- 22	- 742	—
BUDGETARY BALANCE BEFORE USE OF BUDGETARY RESERVE	- 588	- 898	- 310	- 1 370	—
Budgetary reserve	—	—	—	1 370	—
BUDGETARY BALANCE FOR THE PURPOSES OF THE
BALANCED BUDGET ACT	- 588	- 898	- 310	0	—

1            The comparative figures for April 2007 have been restated to reflect the changes made to the accounting policies implemented in the accounting reform.

2            Includes the net results of the non-budget-funded bodies, the special funds, the health and social services and education networks, and the Generations Fund.

Budgetary revenue

☐           For April 2008, budgetary revenue totals $4.8 billion, a decline of $85 million compared to the same period in 2007-2008.

☐           Own-source revenue stands at $3.6 billion, $139 million less than as at April 30, 2007. The increase in revenue attributable to economic growth was more than offset by the personal income tax cut in effect since January 1, 2008, and by larger refunds to businesses for the Québec sales tax in April 2008.

☐           Federal transfers for the first month of fiscal year 2008-2009 amount to $1.2 billion, an increase of $54 million compared to last year.

Budgetary expenditure

☐           As at April 30, 2008, budgetary expenditure amounts to $5.8 billion, an increase of $238 million compared to last year.

☐           Program spending rose $245 million compared to 2007-2008, amounting to $5.3 billion. The largest changes are attributable to the Health and Social Services ($153 million) and Economy and Environment ($70 million) missions.

☐           Debt service amounts to $539 million, a decrease of $7 million compared to April 2007.

Consolidated entities

☐           As at April 30, 2008, the net results of consolidated entities show a surplus of $162 million, i.e. $35 million more than last year.

Generations Fund

☐           Dedicated revenue paid into the Generations Fund reached $55 million.

Net financial requirements

☐           In April 2008, consolidated net financial requirements stand at $378 million, a decline of $648 million compared to April 2007.

	April
	2007-2008	2008-2009	Changes

BUDGETARY REVENUE
Own-source revenue	3 790	3 651	- 139
Federal transfers	1 107	1 161	54
Total	4 897	4 812	- 85
BUDGETARY EXPENDITURE
Program spending	- 5 033	- 5 278	- 245
Debt service	- 546	- 539	7
Total	- 5 579	- 5 817	- 238
NET RESULTS OF CONSOLIDATED ENTITIES	127	162	35
SURPLUS (DEFICIT) FOR THE PURPOSES OF
THE PUBLIC ACCOUNTS	- 555	- 843	- 288
Deposit of dedicated revenues in the Generations Fund	- 33	- 55	- 22
BUDGETARY BALANCE FOR THE PURPOSES OF THE
BALANCED BUDGET ACT	- 588	- 898	- 310
Revenue dedicated to the Generations Fund	33	55	22
CONSOLIDATED BUDGETARY BALANCE	- 555	- 843	- 288
Consolidated non-budgetary surplus (requirements)	- 471	465	936
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	- 1 026	- 378	648

	April			Cumulative
			Changes			Changes
Revenue by source	2007	2008	%	2007-2008	2008-2009%
BUDGETARY REVENUE

Own-source revenue excluding
government enterprises
Income and property taxes
Personal income tax	1 304	1 231	- 5.6	1 304	1 231	- 5.6
Contributions to Health Services Fund	433	481	11.1	433	481	11.1
Corporate taxes	306	351	14.7	306	351	14.7
Consumption taxes	1 041	958	- 8.0	1 041	958	- 8.0
Other sources	255	241	- 5.5	255	241	- 5.5
Total	3 339	3 262	- 2.3	3 339	3 262	- 2.3
Revenue from government enterprises	451	389	- 13.7	451	389	- 13.7
Total own-source revenue	3 790	3 651	- 3.7	3 790	3 651	- 3.7
Federal transfers
Equalization	597	669	12.1	597	669	12.1
Health transfers	309	319	3.2	309	319	3.2
Transfers for post-secondary education
and other social programs	114	110	- 3.5	114	110	- 3.5
Other programs	87	63	- 27.6	87	63	- 27.6
Total federal transfers	1 107	1 161	4.9	1 107	1 161	4.9
TOTAL BUDGETARY REVENUE	4 897	4 812	- 1.7	4 897	4 812	- 1.7

	April			Cumulative
			Changes			Changes
Expenditures by mission	2007	2008	%	2007-2008	2008-2009%
BUDGETARY EXPENDITURE

Program spending
Health and Social Services	1 972	2 125	7.8	1 972	2 125	7.8
Education and Culture	1 441	1 413	- 1.9	1 441	1 413	- 1.9
Economy and Environment	881	951	7.9	881	951	7.9
Support for Individuals and Families	430	449	4.4	430	449	4.4
Administration and Justice	309	340	10.0	309	340	10.0
Total program spending	5 033	5 278	4.9	5 033	5 278	4.9
Debt service	546	539	- 1.3	546	539	- 1.3
TOTAL BUDGETARY EXPENDITURE	5 579	5 817	4.3	5 579	5 817	4.3

For information on this monthly report, contact Luc Monty at 418 691-2225.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.